EXHIBIT 11.1

COMPUTATION OF PER SHARE EARNINGS

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

Consolidated

	Year Ended December 31,
	2003	2002	2001
Weighted average Shares of Common Stock outstanding during the year	2,448,455	2,174,776	1,827,778
Shares of Common Stock issuable in connection with assumed exercise of options under the treasury stock method	119,834	102,541	42,487
TOTAL	2,568,289	2,277,317	1,870,265
Net Income	$17,322,143	$11,469,478	$6,974,681
Per Share amount—Primary/Basic	$7.07	$5.27	$3.82
Per Share amount—Diluted	$6.74	$5.04	$3.73

Continued Operations

	Year Ended December 31,
	2003	2002	2001
Weighted average Shares of Common Stock outstanding during the year	2,448,455	2,174,776	1,827,778
Shares of Common Stock issuable in connection with assumed exercise of options under the treasury stock method	119,834	102,541	42,487
TOTAL	2,568,289	2,277,317	1,870,265
Net Income	$1,719,942	$1,434,554	$834,858
Per Share amount—Primary/Basic	$0.70	$0.66	$0.46
Per Share amount—Diluted	$0.67	$0.63	$0.45

Discontinued Operations

	Year Ended December 31,
	2003	2002	2001
Weighted average Shares of Common Stock outstanding during the year	2,448,455	2,174,776	1,827,778
Shares of Common Stock issuable in connection with assumed exercise of options under the treasury stock method	119,834	102,541	42,487
TOTAL	2,568,289	2,277,317	1,870,265
Net Income	$15,602,201	$10,034,924	$6,139,823
Per Share amount—Primary/Basic	$6.37	$4.61	$3.36
Per Share amount—Diluted	$6.07	$4.41	$3.28